UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2017

Wingstop Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37425	47-3494862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5501 LBJ Freeway, 5th Floor, Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 686-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On March 13, 2017, Neal K. Aronson, Chairman of the Board of Directors (the “Board”) of Wingstop Inc. (the “Company”) announced he would no longer serve as Chairman of the Board and he, along with directors Erik O. Morris and Steven M. Romaniello, will be resigning from the Board effective March 13, 2017 in order to devote their full attention to the management of other portfolio companies of Roark Capital Group. Each of Messrs. Aronson, Morris and Romaniello advised the Company that their decision to resign did not involve any disagreement with the Company.

On March 13, 2017, the Company announced that Charles R. Morrison, the Company’s Chief Executive Officer and President, was appointed Chairman of the Board. Mr. Morrison has served as our Chief Executive Officer and President since June 2012, and a member of our Board, since September 2012. Prior to joining Wingstop, Charlie was Chief Executive Officer of Rave Restaurant Group, a publicly traded international pizza chain, from January 2007 to June 2012. Charlie has also held multiple senior leadership positions during his more than 20 years of restaurant experience, including serving as President of Steak & Ale and The Tavern Restaurants for Metromedia Restaurant Group, as well as various management positions at Kinko’s, Boston Market and Pizza Hut.

On March 13, 2017, the Company announced that Lynn Crump-Caine was elected Lead Independent Director. Ms. Crump-Caine has been a director of the Company since January 2017. In 2005, Ms. Crump-Caine is the founder and Chief Executive Officer of OutsideIn Consulting, an organizational performance and strategy development consulting firm. Ms. Crump-Caine brings substantial public-company governance experience with her current directorship at G&K Services, and her former directorship at Krispy Kreme Doughnuts, Inc., where she chaired the Compensation Committee. Lynn previously served as Executive Vice President of the Worldwide Operations for McDonald’s until 2004, where her responsibility also included global supply chain, real estate development and innovation worldwide. She previously held numerous executive level positions including Executive Vice President U.S., Restaurant Systems and Operations.

On March 13, 2017, the Board , upon recommendation by the Company’s Nominating and Corporate Governance Committee, elected Kilandigalu (Kay) M. Madati to serve as an independent Class III director of the Company, effective March 13, 2017. Mr. Madati has also been appointed to serve on the Company’s Nominating and Corporate Governance Committee, effective March 13, 2017. Mr. Madati will be entitled to receive compensation under the Company’s non-employee director compensation policy, including a grant of restricted stock. In addition, Mr. Madati will also enter into the Company’s standard indemnification agreement with directors. Mr. Madati currently serves as Executive Vice President and Chief Digital Officer of BET Networks, a subsidiary of Viacom, Inc., that operates the leading cable channel targeting young African-American audiences since 2014. Prior to that, Mr. Madati was Head, Entertainment & Media, Global Marketing Solutions for Facebook, an online social media and social networking service, since 2011. Prior to that, he was Vice President, Audience Experience & Engagement, at CNN Worldwide, a television news channel , since 2008. Prior to that, he served in various leadership roles with Community Connect, a social-networking company, Octagon Worldwide, a leader in sports entertainment marketing, and BMW of North America, a worldwide automaker.

Following these actions, the Company’s Board and Committee composition is as follows:

Board of Directors	Independent	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Sidney J. Feltenstein	X	X	X
Michael J. Hislop	X	X	X	Chair
Lynn Crump-Caine Lead Independent Director	X	Chair
Wesley S. McDonald	X		Chair Financial Expert	X
Kilandigalu (Kay) M. Madati	X			X
Charles R. Morrison Chairman of the Board

A copy of the Company’s press release announcing Mr. Madati’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1                Press release, dated March 14, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 14, 2017

WINGSTOP INC.

By:	/S/ DARRYL MARSCH
Darryl Marsch
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated March 14, 2017.